EXHIBIT 11


                          FIRST KEYSTONE CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE


                            Quarter Ended June 30,
                                  1997  1996

(Dollars in Thousands)

Primary
  Net Income                                    $ 1,147      $ 1,093
    Shares<F1>
       Weighted average number of
          common shares outstanding             977,909      977,909
        Adjustments - increases or
           decreases                               None         None
        Weighted average number of
           common shares outstanding
           as adjusted                          977,909      977,909

        Primary earnings per common share       $  1.17      $  1.12


  Assuming full dilution
    Net Income                                  $ 1,147      $ 1,093

    Shares<F1>
        Weighted average number of
           common shares outstanding            977,909      977,909
        Adjustments - increases or
           decreases                               None         None
        Weighted average number of
           common shares outstanding
           as adjusted                          977,909      977,909

        Earnings per common share
           assuming full dilution               $  1.17      $  1.12


<F1>
Restated to reflect 10% stock dividends paid in 1996.